FMC Corporation
Quarterly Report
on Form 10-Q for
June 30, 2000

Exhibit 12  Statement re:
                   Computation of Ratios of Earnings to Fixed Charges
                   (In millions, except ratio data)
	Six Months Ended June 30
	2000		1999
Earnings:
Income from continuing operations before income taxes	$ 83.3		$133.5
Minority interests	1.5		1.8
Undistributed earnings of affiliates	(8.5)		(1.4)
Interest expense and amortization of debt discount, fees and expenses	51.3		61.0
Amortization of capitalized interest	1.7		1.6
Interest included in rental expense	8.4		7.3

Total earnings	$137.7		$203.8

Fixed charges:
Interest expense and amortization of debt discount, fees and expenses	$ 51.3		$ 61.0
Interest capitalized as part of fixed assets	4.7		1.5
Interest included in rental expense	8.4		7.3

Total fixed charges	$ 64.4		$ 69.8

Ratio of earnings to fixed charges	2.1	x	2.9	x

	(1)

(1)	Excluding asset impairments and restructuring and other charges in 2000, the company's ratio of earnings to fixed charges was 3.0x.